Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Announces First Quarter 2018 Financial and Operating Results, Quarterly Distributions and Increased 2018 Outlook

•	Achieved all-time high for quarterly natural gas gathered volumes and processed volumes, supported by 40 rigs drilling wells expected to be connected to Enable's gathering systems

•	Contracted or extended over 375,000 dekatherms per day (Dth/d) of transportation capacity in 2018

•	Raising outlook for 2018 net income attributable to common units, Adjusted EBITDA and distributable cash flow (DCF)

•	Declared a quarterly cash distribution of $0.318 per unit on all outstanding common units and $0.625 on all Series A Preferred Units

OKLAHOMA CITY (May 2, 2018) - Enable Midstream Partners, LP (NYSE: ENBL) (Enable) today announced financial and operating results for first quarter 2018.

Net income attributable to limited partners was $114 million for first quarter 2018, a decrease of $6 million compared to $120 million for first quarter 2017. Net income attributable to common units was $105 million for first quarter 2018, a decrease of $6 million compared to $111 million for first quarter 2017. Net cash provided by operating activities was $166 million for the first quarter 2018, an increase of $10 million compared to $156 million for first quarter 2017. Adjusted EBITDA for first quarter 2018 was $257 million, an increase of $36 million compared to $221 million for first quarter 2017. DCF for first quarter 2018 was $196 million, an increase of $25 million compared to $171 million for first quarter 2017.

For first quarter 2018, DCF exceeded declared distributions to common unitholders by $58 million, resulting in a distribution coverage ratio of 1.42x.

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA and DCF, please see "Non-GAAP Financial Measures."

MANAGEMENT PERSPECTIVE

Exhibit 99.1

"Enable is on track for another great year in 2018,” said Enable Midstream President and CEO Rod Sailor. “The first quarter marked our ninth consecutive quarter of per-day natural gas gathered volume growth. This growth was driven by continued activity and improved well performance in the Ark-La-Tex and Anadarko Basins.”

"We are excited to see the outstanding results achieved by our producer-customers on our footprint, which further validates Enable’s investments in our core gathering, processing, transportation and storage assets, including the Wildcat, CaSE and Muskogee projects, all of which remain on schedule for completion this year. As a result of our expectation for continued strong business performance this year, we have increased our 2018 outlook for several of our key financial measures.”

BUSINESS HIGHLIGHTS

During first quarter 2018, per-day natural gas gathered volumes grew for the ninth consecutive quarter as a result of strong rig activity across Enable's footprint. As of April 25, 2018, there were 40 rigs across Enable's footprint that were drilling wells expected to be connected to Enable's gathering systems. Twenty-six of those rigs were in the Anadarko Basin, nine were in the Ark-La-Tex Basin, three were in the Arkoma Basin and two were in the Williston Basin.

Due to continued producer activity and strong well performance, natural gas gathered volumes on one of the Haynesville gathering systems in the Ark-La-Tex Basin are forecast to exceed minimum volume commitment levels for the current annual measurement period. Enable was also awarded two long-term, fee-based natural gas gathering and processing contracts for multi-well, infill projects in the highly active liquids-rich windows of the SCOOP.

In 2018, Enable has contracted or extended over 300,000 Dth/d of capacity on the Enable Gas Transmission, LLC (EGT) system and 75,000 Dth/d of capacity on the Enable Oklahoma Intrastate Transmission (EOIT) system. Enable continues to negotiate with potential shippers on the previously announced Line CP open season and plans to provide an update on the project by the partnership's second quarter 2018 earnings release. Intrastate transportation deliveries also increased in the first quarter of 2018 as a result of the continued supply growth in the Anadarko Basin.

Enable's previously announced Wildcat, CaSE and Muskogee projects remain on schedule. Project Wildcat, a 400 million cubic feet per day rich natural gas takeaway solution from the Anadarko Basin to North Texas, is expected to be in service by the end of the second quarter of 2018. The CaSE project, a 205,000 Dth/d firm natural gas transportation solution for growing Anadarko Basin production, is expected to be fully in service by the fourth quarter of 2018. The Muskogee project, a 20-year, 228,000 Dth/d firm transportation service agreement with Oklahoma Gas and Electric on the EOIT system, is expected to commence service in late 2018.

On March 15, 2018, the Federal Energy Regulatory Commission (FERC) announced that it would revise its 2005 Policy Statement for Recovery of Income Tax Costs to no longer allow pipelines organized as MLPs to recover an income tax allowance in their cost-of-service rates. Enable and multiple peers and industry associations have filed requests for clarification and, if necessary, rehearing of FERC’s revised policy statement. The policy change should not impact Enable's natural gas gathering and processing business, market-based rates, committed rates, negotiated rates and certain discounted rates. For cost-of-service rates, income taxes are just one component of the cost-of-service calculation, and Enable strives to ensure that FERC-regulated assets earn a fair return reflective of historical investments and current contracted capacity and expense levels.

Exhibit 99.1

QUARTERLY DISTRIBUTIONS

On May 1, 2018, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common units for the quarter ended March 31, 2018. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common units will be paid on May 29, 2018, to unitholders of record at the close of business on May 22, 2018.

The board also declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended March 31, 2018. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid on May 15, 2018, to unitholders of record at the close of business on May 1, 2018.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.28 trillion British thermal units per day (TBtu/d) for first quarter 2018, an increase of 30 percent compared to 3.29 TBtu/d for first quarter 2017. The increase was primarily due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins, partially offset by lower gathered volumes in the Arkoma Basin.

Natural gas processed volumes were 2.22 TBtu/d for first quarter 2018, an increase of 19 percent compared to 1.87 TBtu/d for first quarter 2017. The increase was primarily due to higher processed volumes in the Anadarko and Ark-La-Tex Basins.

NGLs produced were 110.29 MBbl/d for first quarter 2018, an increase of 38 percent compared to 79.76 MBbl/d for first quarter 2017. The increase was primarily due to higher natural gas processed volumes and higher plant recoveries.

Crude oil gathered volumes were 24.83 MBbl/d for first quarter 2018, an increase of 17 percent compared to 21.18 MBbl/d for first quarter 2017. The increase was primarily due to the expansion of the Bear Den system and the commissioning of multi-well pads on the Bear Den and Nesson systems.

Interstate transportation firm contracted capacity was 6.05 Bcf/d for first quarter 2018, a decrease of 16 percent compared to 7.23 Bcf/d for first quarter 2017. The decrease was primarily due to lower contracted firm transportation volumes between Carthage, Texas, and Perryville, Louisiana.

Intrastate transportation average deliveries were 1.97 TBtu/d for first quarter 2018, an increase of 7 percent compared to 1.84 TBtu/d for first quarter 2017. The increase was primarily related to increased supply in the Anadarko Basin.

FIRST QUARTER FINANCIAL PERFORMANCE

Revenues were $748 million for first quarter 2018, an increase of $82 million compared to $666 million for first quarter 2017. Revenues included $122 million of intercompany eliminations for first quarter 2018 and $119 million of intercompany eliminations for first quarter 2017.

•
Gathering and processing segment revenues were $591 million for first quarter 2018, an increase of $100 million compared to $491 million for first quarter 2017. The increase in gathering and processing segment

Exhibit 99.1

revenues was primarily due to an increase in revenues from NGL sales resulting from higher average NGL prices and higher processed volumes in the Anadarko and Ark-La-Tex Basins, an increase in natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins, an increase in processing service revenues resulting from higher processed volumes primarily under fixed fee processing arrangements, an increase in revenues from natural gas sales due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins as well as higher average natural gas prices and an increase in crude oil and water gathering revenues due to an increase in gathered volumes. These increases were partially offset by a decrease due to the adoption of ASC 606 (a newly effective revenue recognition standard) and a decrease in revenues from changes in the fair value of natural gas, condensate and NGL derivatives.

•
Transportation and storage segment revenues were $279 million for first quarter 2018, a decrease of $15 million compared to $294 million for first quarter 2017. The decrease in transportation and storage segment revenues was primarily due to a decrease in revenues from changes in the fair value of natural gas derivatives and a decrease in firm transportation services between Carthage, Texas, and Perryville, Louisiana, due to contract expirations in the second quarter of 2017. These decreases were partially offset by an increase from volume-dependent transportation revenues primarily due to an increase in commodity fees from new contracts and an increase in off-system transportation due to increases in volumes at higher rates, an increase in revenues from natural gas sales associated with higher sales volumes and higher average sales prices, an increase in revenues from other firm contracted capacity due to new intrastate contracts, an increase due to higher realized gains on natural gas derivatives and an increase in revenues from NGL sales due to an increase in prices and volumes.

Gross margin was $373 million for first quarter 2018, an increase of $15 million compared to $358 million for first quarter 2017.

•
Gathering and processing segment gross margin was $233 million for first quarter 2018, an increase of $28 million compared to $205 million for first quarter 2017. The increase in gathering and processing segment gross margin was primarily due to an increase in processing margins resulting from higher average NGL prices and higher processed volumes in the Anadarko and Ark-La-Tex Basins, an increase in gathering margin due to increased gathered volumes in the Anadarko and Ark-La-Tex Basins, and an increase in crude and water gathering margins as a result of an increase in gathered volumes. These increases were partially offset by a decrease in gross margin from changes in the fair value of natural gas, condensate and NGL derivatives.

•
Transportation and storage segment gross margin was $140 million for first quarter 2018, a decrease of $14 million compared to $154 million for first quarter 2017. The decrease in transportation and storage segment gross margin was primarily due to a decrease in gross margin from changes in the fair value of natural gas derivatives, a decrease in firm transportation services between Carthage, Texas, and Perryville, Louisiana, due to contract expirations in the second quarter of 2017, a decrease in storage primarily due to storage field losses and a lower of cost or net realizable value adjustment in the first quarter of 2018. These decreases were partially offset by an increase in system management activities, an increase in volume-dependent transportation margins primarily due to an increase in commodity fees from new contracts and an increase in off-system transportation due to increases in volumes at higher rates, an increase in other firm contracted capacity due to new intrastate contracts and an increase in realized gains on natural gas derivatives.

Exhibit 99.1

Operation and maintenance and general and administrative expenses were $121 million for first quarter 2018, an increase of $7 million compared to $114 million for first quarter 2017. The increase in operation and maintenance and general and administrative expenses was primarily due to an increase in payroll-related costs, compressor rental expenses due to increased compression activity and an increase in materials and supplies and contract services costs. These increases were partially offset by an increase in capitalized overhead costs.

Depreciation and amortization expense was $96 million for first quarter 2018, an increase of $8 million compared to $88 million for first quarter 2017. The increase in depreciation and amortization expense was primarily a result of the Align Midstream, LLC acquisition and additional assets placed in service.

Taxes other than income tax were $17 million for first quarter 2018, an increase of $1 million compared to $16 million for first quarter 2017. The increase was primarily a result of higher accrued ad valorem taxes due to additional assets placed in service.

Interest expense was $33 million for first quarter 2018, an increase of $6 million compared to $27 million for first quarter 2017. The increase was primarily due to an increase in the amount of debt outstanding and higher interest rates on outstanding debt as a result of a long-term debt issuance in March 2017 the proceeds of which were used for the repayment of amounts outstanding under Enable's revolving credit facility.

Enable’s net income attributable to limited partners and net income attributable to common units for first quarter 2018 includes no net impact from derivative activity, compared to a $21 million gain on derivative activity for first quarter 2017, resulting in a decrease in net income of $21 million. The decrease of $21 million is comprised of a decrease related to the change in fair value of derivatives of $26 million and an increase in realized gain on derivatives of $5 million. Additional details on derivative instruments and hedging activities can be found in Enable’s Quarterly Report on Form 10-Q for the period ended March 31, 2018.

Capital expenditures were $190 million for first quarter 2018, compared to $61 million for first quarter 2017. Expansion capital expenditures were $176 million for first quarter 2018, compared to $47 million for first quarter 2017. Maintenance capital expenditures were $14 million for first quarter 2018 and 2017.

2018 OUTLOOK

Enable has updated its 2018 outlook for current commodity price, volume, capital spending and financing expectations.

Exhibit 99.1

$ in millions, except volume numbers and ratios	2018 Outlook
Operational
Natural gas gathered volumes (TBtu/d)	4.1 - 4.8
Anadarko	2.0 - 2.3
Arkoma	0.5 - 0.6
Ark-La-Tex	1.6 -1.9
Natural gas processed volumes (TBtu/d)	2.3 - 2.8
Anadarko	1.9 - 2.2
Arkoma	0.1 - 0.2
Ark-La-Tex	0.3 - 0.4
Crude Oil – Gathered volumes (MBbl/d)	28.0 - 34.0
Interstate firm contracted capacity (Bcf/d)	5.6 - 6.0

Financial
Net Income Attributable to Common Units	$375 - $445
Interest expense, net of interest income	$145 - $160
Adjusted EBITDA[1]	$975 - $1,050
Series A Preferred Unit distributions[2]	$36
Adjusted interest expense[1]	$150 - $165
Maintenance capital expenditures	$95 - $125
DCF[1]	$675 - $735
Distribution coverage ratio[3]	1.20x - 1.35x
Total Debt / Adjusted EBITDA	+/- 4.0x
_____________________

(1)	Adjusted EBITDA, adjusted interest expense and distributable cash flow are non-GAAP financial measures and are reconciled to the nearest GAAP financial measures in this press release

(2)	Includes the fourth quarter 2018 distribution that will be paid in the first quarter 2019

(3)	A non-GAAP measure calculated as distributable cash flow divided by distributions related to common units

$ in millions	2018 Outlook
Expansion Capital
Gathering and Processing	$355 - $465
Transportation and Storage	$120 - $160
Total Expansion Capital	$475 - $625

The partnership's updated 2018 outlook is based on the following price assumptions:

Prices	2018 Outlook
Natural Gas – Henry Hub ($/MMBtu)	$2.75 - $3.05
NGLs – Mont Belvieu, Texas ($/gal)[1]	$0.58 - $0.66
NGLs – Conway, Kansas ($/gal)[1]	$0.53 - $0.61
Crude Oil – WTI ($/Bbl)	$58.00 - $66.00
____________________

(1)	NGL composite based on assumed composition of 45%, 30%, 10%, 5% and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively

Exhibit 99.1

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing first quarter results is scheduled today at 10 a.m. Eastern. The dial-in number to access the conference call is 800-860-2442, and the conference call ID is Enable Midstream Partners. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Any materials Enable files with the SEC are available to read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at http://www.enablemidstream.com. On the investor relations tab of Enable’s website, http://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings and other developments;

•	governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include over 13,300 miles of natural gas and crude oil gathering pipelines, approximately 2.6 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 86.0 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.

Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

Exhibit 99.1

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release, in our Annual Report on Form 10-K for the year ended Dec. 31, 2017 ("Annual Report"), and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 ("Quarterly Report"). Those risk factors and other factors noted throughout this press release, in our Annual Report and in our Quarterly Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2018	2017
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$443	$386
Service revenue	305	280
Total Revenues	748	666
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	375	308
Operation and maintenance	94	89
General and administrative	27	25
Depreciation and amortization	96	88
Taxes other than income tax	17	16
Total Cost and Expenses	609	526
Operating Income	139	140
Other Income (Expense):
Interest expense	(33)	(27)
Equity in earnings of equity method affiliate	6	7
Other, net	2	1
Total Other Expense	(25)	(19)
Income Before Income Tax	114	121
Income tax expense	—	1
Net Income	$114	$120
Less: Net income attributable to noncontrolling interest	—	—
Net Income Attributable to Limited Partners	$114	$120
Less: Series A Preferred Unit distributions	9	9
Net Income Attributable to Common and Subordinated Units(1)	$105	$111

Basic earnings per unit
Common units	$0.24	$0.26
Subordinated units(1)	$—	$0.25
Diluted earnings per unit
Common units	$0.24	$0.26
Subordinated units(1)	$—	$0.25
___________________

(1)	All outstanding subordinated units converted into common units on a one-for-one basis on August 30, 2017.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2018	2017
	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$443	$386
Service revenue	305	280
Total Revenues	748	666
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	375	308
Gross margin	$373	$358

Reportable Segments
Gathering and Processing
Product sales	$418	$351
Service revenue	173	140
Total Revenues	591	491
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	358	286
Gross margin	$233	$205

Transportation and Storage
Product sales	$140	$153
Service revenue	139	141
Total Revenues	279	294
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	139	140
Gross margin	$140	$154

Exhibit 99.1

	Three Months Ended March 31,
	2018	2017
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$114	$120
Depreciation and amortization expense	96	88
Interest expense, net of interest income	33	27
Income tax expense	—	1
Distributions received from equity method affiliate in excess of equity earnings	7	4
Non-cash equity-based compensation	5	4
Change in fair value of derivatives	2	(24)
Other non-cash losses(1)	—	1
Adjusted EBITDA	$257	$221
Series A Preferred Unit distributions(2)	(9)	(9)
Distributions for phantom and performance units(3)	(3)	—
Adjusted interest expense(4)	(35)	(27)
Maintenance capital expenditures	(14)	(14)
DCF	$196	$171

Distributions related to common and subordinated unitholders(5)	$138	$137

Distribution coverage ratio	1.42	1.25
___________________

(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(2)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three months ended March 31, 2018 and 2017. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(3)
Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.

(4)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(5)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period. Amounts for 2018 reflect estimated cash distributions for common units outstanding for the quarter ended March 31, 2018.

Exhibit 99.1

	Three Months Ended March 31,
	2018	2017
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$166	$156
Interest expense, net of interest income	33	27
Other non-cash items(1)	(1)	1
Changes in operating working capital which (provided) used cash:
Accounts receivable	(23)	(10)
Accounts payable	60	55
Other, including changes in noncurrent assets and liabilities	13	12
Return of investment in equity method affiliate	7	4
Change in fair value of derivatives	2	(24)
Adjusted EBITDA	$257	$221
____________________

(1)	Other non-cash items include amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

	Three Months Ended March 31,
	2018	2017
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$33	$27
Amortization of premium on long-term debt	1	1
Capitalized interest on expansion capital	2	—
Amortization of debt expense and discount	(1)	(1)
Adjusted interest expense	$35	$27

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
2018 OUTLOOK*

2018 Outlook
(In millions)
Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to limited partners:
Net income attributable to common units	$375 - $445
Add:
Series A Preferred Unit distributions	36
Net income attributable to limited partners	$411 - $481
Add:
Depreciation and amortization expense	385 - 405
Interest expense, net of interest income	145 - 160
Income tax expense	(2) - 2
EBITDA	$950 - $1,030
Add:
Distributions received from equity method affiliate in excess of equity earnings	5 - 15
Non-cash equity based compensation	10 - 20
Less:
Change in fair value of derivatives	0 - 5
Adjusted EBITDA	$975 - $1,050
Less:
Series A Preferred Unit distributions(1)	36
Adjusted interest expense	150 - 165
Maintenance capital expenditures	95 - 125
Current income taxes	2 - 8
DCF	$675 - $735
___________________

(1)	Includes the fourth quarter 2018 distribution that will be paid in the first quarter 2019.

2018 Outlook
(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense, net of interest income	$145 - $160
Amortization of premium on long-term debt	5 - 6
Capitalized interest on expansion capital	0 - 10
Amortization of debt expense and discount	(0 - 10)
Adjusted interest expense	$150 - $165

*Enable is unable to present a quantitative reconciliation of forward looking Adjusted EBITDA to net cash provided by operating activities because certain information needed to make a reasonable forward-looking estimate of changes in working capital which may (provide) use cash during the calendar year 2018 cannot be reliably predicted and the estimate is often dependent on future events which may be uncertain or outside of Enable's control. This includes changes to accounts receivable, accounts payable and other changes in non-current assets and liabilities.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended March 31,
	2018	2017
Operating Data:
Gathered volumes—TBtu	385	296
Gathered volumes—TBtu/d	4.28	3.29
Natural gas processed volumes—TBtu	200	168
Natural gas processed volumes—TBtu/d	2.22	1.87
NGLs produced—MBbl/d(1)	110.29	79.76
NGLs sold—MBbl/d(1)(2)	109.39	78.65
Condensate sold—MBbl/d	6.96	5.47
Crude Oil—Gathered volumes—MBbl/d	24.83	21.18
Transported volumes—TBtu	510	493
Transported volumes—TBtu/d	5.66	5.48
Interstate firm contracted capacity—Bcf/d	6.05	7.23
Intrastate average deliveries—TBtu/d	1.97	1.84
____________________

(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended March 31,
	2018	2017
Anadarko
Gathered volumes—TBtu/d	2.02	1.75
Natural gas processed volumes—TBtu/d	1.82	1.54
NGLs produced—MBbl/d(1)	95.85	67.30
Arkoma
Gathered volumes—TBtu/d	0.54	0.57
Natural gas processed volumes—TBtu/d	0.10	0.10
NGLs produced—MBbl/d(1)	4.98	4.85
Ark-La-Tex
Gathered volumes—TBtu/d	1.71	0.97
Natural gas processed volumes—TBtu/d	0.29	0.23
NGLs produced—MBbl/d(1)	9.46	7.61
__________________

(1)	Excludes condensate.